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                                                                  EXHIBIT 10.15


                                LICENSE AGREEMENT

         THIS AGREEMENT is made effective as of the last date of execution set forth below and is between Global Energy & Environmental Research Inc., hereinafter referred to as LICENSEE, a. corporation of the State of Florida and having offices at 15445 North Nebraska Avenue; Lutz, Florida 33549, and Noel Davis, hereinafter referred to as LICENSOR, a person residing at 1360 Ranier Lane North, Plymouth, Minnesota 55447.

                                    RECITALS

         WHEREAS, LICENSOR possesses certain information and knowledge relating to a LIGHT ENERGY SHUTTER SYSTEM, invented by Noel Davis and comprising U. S. Patent No. 6,000,170, issued December 14, 1999;

         WHEREAS, LICENSOR desires that such information and knowledge be developed and utilized in the public interest and is willing to enter into a license agreement for those purposes;

         WHEREAS, LICENSEE desires to obtain a license to make, use and sell products utilizing such information and knowledge.

         NOW, THEREFORE, in consideration of the representations above and the mutual covenants and promises hereinafter set forth, the parties agree as follows:


                             ARTICLE I - DEFINITIONS

A. "Technology" shall mean any knowledge, information, know-how and devices, whether patentable or not, in the possession of the LICENSOR and relating to LIGHT ENERGY SHUTTER SYSTEM and comprising U. S. Patent No. 6,000,170, issued December 14, 1999.

B. "Improvements" shall mean any development or improvement of the Technology, whether patentable or not, made by the LICENSOR or LICENSEE or jointly and which, if unlicensed, would infringe one or more claims of U. S. Patent No. 6,000,170, issued December 14, 1999. However, "Improvements" shall not include any improvement or development made by the LICENSOR which is more than three years from the date of the signing hereof.

C. "Subject Patent Application(s)" shall mean any patent application in the United States or in a foreign country that covers the Technology and/or Improvements made solely by the LICENSOR or jointly by the LICENSOR and LICENSEE.

D. "Subject Patent(s)" shall mean any patent that issues on a Subject Patent Application.


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E.       "Licensed Product(s)" shall mean any product which incorporates the
         Technology or Improvements or which is made by a process or machine which incorporates the Technology.

F. "Net Sales" shall mean the gross amount invoiced for sales or leases of Licensed Product(s) by LICENSEE, its Affiliates or its sublicensees less (i) all trade, quantity, and cash discounts actually allowed, (ii) all credits and allowances actually granted on account of rejection, returns, billing errors, or retroactive price reductions, (iii) duties, and (iv) excise, sale and use taxes, and equivalent taxes.

G. "Affiliate(s)" shall mean any present or future domestic or foreign corporation which shall be, at the pertinent time, owned or controlled, directly or indirectly by LICENSEE.


                 ARTICLE II - INVENTIONS AND PATENT APPLICATIONS


A. Title in the Technology and Improvements made solely by the LICENSOR shall rest solely and exclusively with the LICENSOR, subject to the license grant of Article III. Title in Improvements made jointly by the LICENSOR and LICENSEE shall be held jointly by the LICENSOR and LICENSEE. Title in Improvements made solely by LICENSEE shall rest solely and exclusively with LICENSEE.

B. Each party hereto shall promptly disclose to the other party any Improvements conceived or reduced to practice by the first party.

C. LICENSEE shall reimburse the LICENSOR for all future maintenance fees, filing fees, and registration fees pertaining to U .S. Patent No. 6,000,170, issued December 14, 1999. All such fees will be billed by LICENSOR to LICENSEE at the end of each calendar quarter. Accrued to date fees are the responsibility of LICENSOR. In the future, the LICENSOR will invoice LICENSEE for such expenses at the end of each calendar quarter. With respect to Improvements, all Subject Patent Application(s) will be filed jointly in the names of LICENSOR and LICENSEE. LICENSEE shall be responsible for such filings and prosecution of the patent applications, both U. S. and foreign, and bear all costs related to the Subject Patent Application(s) and Subject Patent(s) issuing therefrom.

D. In the event LICENSEE does not desire to have Subject Patent App1ication(s) filed or prosecuted, or does not desire to have Subject Patent(s) maintained, LICENSEE shall promptly notify the LICENSOR. Subsequent to this notice, such application(s), patents(s) issuing on such application(s) and such patent(s) as LICENSEE does not desire to be maintained shall no longer be considered Subject Patent Application(s) or Subject Patent(s). The LICENSOR, upon such notice, may file or prosecute such patent application(s) or maintain such patent(s) at its sole option and expense.


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E.       LICENSOR and LICENSEE agree to cooperate in connection with the filing and prosecution of Subject Patent Application(s) relating to Improvements.

                ARTICLE III - LICENSE GRANT AND COMMERCIAL EFFORT


A. Subject to the terms and conditions herein, the LICENSOR hereby grants and LICENSEE hereby accepts an exclusive worldwide license, with a right to grant sublicenses, to make, use, and sell Licensed Product(s

B. Notwithstanding this license grant, the LICENSOR retains a nonexclusive and nontransferable right to use for research purposes only the Technology or Improvements made solely by the LICENSOR or jointly by the LICENSOR and LICENSEE; this includes the right to make and use devices incorporating the Technology or Improvements for those purposes. LICENSEE hereby grants and the LICENSOR hereby accepts a nonexclusive, nontransferable and irrevocable right to use for research purposes any Improvements made solely by LICENSEE.

C. The exclusive license granted herein shall terminate upon the termination of this Agreement in accordance with Article VI.

D. LICENSEE shall have the right to grant sublicenses to others with respect to any rights conferred upon LICENSEE under this Agreement. Provided, however, that any such sublicense shall be subject in all applicable respects to the provisions contained in this Agreement, and further provided that LICENSEE shall give the LICENSOR an opportunity to review and comment on any sublicense prior to its execution. It is the intent of this Agreement that the LICENSEE itself be the instrument to develop and market licensed product(s). Accordingly, LICENSEE may not fulfill its obligations to exercise its best efforts as provided in
         Article III, paragraph E below by sublicensing essentially all of its obligations to develop and market licensed products(s) to another entity.

E. LICENSEE shall use its best efforts to effect commercial sales of Licensed Product(s) as soon as practicable and to maximize these sales, consistent with sound and reasonable business practices and judgment. Best efforts shall be deemed to have been met if LICENSEE sells three Licensed Products in the first year of the License, ten Licensed Products in the second year of the License, and twenty Licensed Products in the each year of the License thereafter. LICENSEE agrees that Licensed Products for distribution in the United States will be manufactured substantially in the United States. LICENSEE shall provide the LICENSOR with written plans for effecting commercialization and reports of LICENSEE'S efforts to effect commercialization. LICENSEE shall provide these reports semiannually.


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F.       LICENSEE shall sell Licensed Product(s) at pricing that will provide the best opportunity for commercialization of the Product(s) and refrain from making any extravagant claims in its advertising or otherwise.

G. LICENSEE shall not use the names of the LICENSOR nor of any LICENSOR employees in any manner without prior written approval from the LICENSOR.

H. LICENSEE, its Affiliates, and its sublicensees shall alone have the obligation to ensure that any Licensed Product they sell is not defective.

                   ARTICLE IV - ROYALTIES, REPORTS AND RECORDS

A. For the license granted hereunder, LICENSEE shall pay or cause to be paid to the LICENSOR a royalty of 8% (eight percent) on Net Sales of Licensed Product(s). LICENSEE shall be responsible to the LICENSOR for the payment of running royalties due with respect to sales made by sublicensees (including Affiliates) as though they were sales by LICENSEE. LICENSEE shall pay 50% (fifty percent), less attributable costs, of all sublicensing lump sum payments, initial payments, minimum royalties and like sums to LICENSOR.

B. Royalties shall be payable only once with respect to the same unit of a Licensed Product regardless of the number of patented or nonpatented portions of the Technology or Improvements incorporated in such product.

C. Royalty payments as hereinabove required to be made by LICENSEE to the LICENSOR shall be made in United States dollars within sixty (60) days following each calendar quarter. Any currency translations that are necessary to calculate payments shall be made at the exchange rate used by LICENSEE for financial accounting purposes in accordance with generally accepted accounting principles. Each such payment shall include the royalties which shall have accrued during the calendar quarter immediately preceding and shall be accompanied by a report setting forth separately the Net Sales of Licensed Products(s) sold during that quarter. Royalty checks shall be made payable to (LICENSOR) and mailed to the address specified in Article X.

D. LICENSEE, its Affiliates and its sublicensees shall keep and maintain records of sales of Licensed Product(s) that are subject to royalty payments hereunder. Such records shall be open to inspection at reasonable times by a certified public accountant chosen by the LICENSOR and acceptable to the LICENSEE. Such inspection shall be made at the LICENSOR'S expense. The records required by this paragraph shall be maintained and available for inspection for a period of five (5) years following the calendar quarter to which they pertain.

E. Annually, commencing on the first anniversary of the execution hereof and continuing on each anniversary thereafter, LICENSEE shall pay to LICENSOR a minimum royalty


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         of $10,000.00. An annual minimum royalty may be offset against royalties due on Net Sales of Licensed Products owed in the previous calendar year.

                            ARTICLE V - INFRINGEMENT

A. In the event that the LICENSOR or LICENSEE determines that a third party is making, using or selling a product that may infringe a Subject Patent, it will promptly notify the other party in writing. LICENSEE may, at it sole option, bring suit against such alleged infringer. In the event LICENSEE decides to bring suit, it shall give prompt written notice to the LICENSOR of that fact. All recoveries in such suit shall inure to the benefit of LICENSEE, except that the LICENSOR shall have the right to elect to pay up to fifty percent (50%) of the litigation costs and receive a percentage of any recovery equal to the percentage of litigation costs paid. The LICENSOR must make such election within thirty (30) days of its receipt of notice that LICENSEE has decided to bring suit. The LICENSOR shall also have the right to choose to be represented by separate counsel in any such suit. If LICENSEE elects not to bring a suit against the alleged infringer, it shall promptly notify the LICENSOR of that fact and the LICENSOR shall have the right to commence such action at its own cost and expense, in which case any recoveries shall inure to the benefit of the LICENSOR.

B. In the event that LICENSEE, an Affiliate or a sublicensee is sued by a third party charging patent infringement for the manufacture, use or sale of a Licensed Product, LICENSEE shall promptly notify the LICENSOR. LICENSEE shall be entitled to withhold up to fifty percent (50%) of the royalties otherwise payable to the LICENSOR, and use that withheld royalty to reimburse itself for legal defense costs incurred in such infringement suit, provided, however, that the infringement suit is based on a particular feature of the Licensed Product that is covered by a Subject Patent. If LICENSEE avails itself of the provisions of this paragraph, LICENSEE agrees to supply the LICENSOR with proof of the legal costs incurred. LICENSOR's liability for such infringement shall be limited to 50% (fifty percent) of all royalties paid by LICENSEE to LICENSOR up to the date of judgment in such infringement suit.

C. If LICENSEE, any of its Affiliates or any of its sublicensees is required to pay a royalty to other than the LICENSOR as a result of a final judgment or settlement in order to make and/or sell a Licensed Product then in that event, the royalty payable to the LICENSOR shall be reduced by the amount of royalty that LICENSEE, the Affiliate or the sublicensee shall be required to pay to other than the LICENSOR, but in no event shall the royalty payable to the LICENSOR be reduced by more than fifty percent (50%) from the royalty rate specified in Article IV. If LICENSEE avails itself of the provisions of this paragraph, LICENSEE agrees to provide the LICENSOR with proof of such royalties paid to the third party.


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D.       In the event that any claim(s) of a Subject Patent are finally determined by a court to be invalid or unenforceable, the parties hereto agree to negotiate a reduced royalty provided for in Article IV, clause A in view of such determination.

                        ARTICLE VI - TERM AND TERMINATION

A. This Agreement's term shall end with the expiration of the Subject Patent last to expire or 20 (twenty) years, whichever occurs first.

B. The LICENSOR shall have the right to terminate this Agreement upon sixty (60) days written notice by certified mail to LICENSEE under the following circumstances:

                  (1)      if royalties due the LICENSOR are unpaid;

                  (2) if there is a material breach or default of this Agreement by LICENSEE;

                  (3) if LICENSEE fails to use its best efforts to effect commercial sales of Licensed Product(s) in accordance with Article III, paragraph E. At its sole option, LICENSOR may offer LICENSEE a nonexclusive license in this circumstance; and

                  (4) an assignment of this Agreement by LICENSEE to which the LICENSOR has not given its consent, which consent will not be unreasonably withheld by LICENSOR.

         If LICENSEE does not cure the above specified conditions within sixty
         (60) days of receipt of notice termination, such termination shall become effective.

C. LICENSEE may terminate the license granted hereunder at any time upon sixty (60) days notice by certified mail to the LICENSOR.

D. Upon termination of this Agreement for any reason, including the end of term as specified above, nothing herein shall be construed to release either party from any obligation which matured prior to the effective date of termination. LICENSEE, its Affiliates or its sublicensees may after the effective date of such termination sell all Licensed Product(s) in stock and complete construction of all Licensed Product(s) in the process of manufacture at the time of termination and sell the same, provided that LICENSEE pay to the LICENSOR royalties on such Licensed Product(s) as specified in this agreement.

                     ARTICLE VII - CONFIDENTIAL INFORMATION

                Neither party shall disclose confidential information of the other party to a third party. For this purpose, information regarding or comprising Technology or Improvements that has not passed into the public domain shall be considered confidential information.


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                            ARTICLE VIII - WARRANTIES

           The LICENSOR represents and warrants that;

         a. the LICENSOR has full right, power and authority to enter into this Agreement and to grant all of the right, title, and interest in the Technology and Improvements herein granted;

         b. the LICENSOR has not previously assigned, transferred, conveyed, or otherwise encumbered such right, title, and interest;

         c. the LICENSOR is the sole and exclusive owner of the Technology and Improvements, all of which is free and clear of any liens, charges, and encumbrances, and no other person or entity has or shall have any claim of ownership with respect to the Technology and Improvements;

         d. the Technology and Improvements do not infringe any rights owned or possessed by any third party, and

         e. there are no claims, judgments or settlements to be paid by the LICENSOR or pending claims or litigation relating to the Technology and Improvements.

                   ARTICLE IX - INDEMNIFICATION AND INSURANCE

A. LICENSEE agrees to indemnify the LICENSOR and hold the LICENSOR harmless against all liabilities, demands, damages, expenses, or losses arising (i) from the manufacture, use, or sale of a Licensed Product by LICENSEE, an Affiliate or a sublicensee of LICENSEE, (ii) from a third party's use of a Licensed Product purchased or leased from LICENSEE, an Affiliate or a sublicensee of LICENSEE, or (iii) from a third party's manufacture of a Licensed Product at the request of LICENSEE.

B. LICENSEE agrees to maintain liability insurance to insure against any of the above liabilities. LICENSEE shall provide LICENSOR with certification of such insurance.

C. The provisions of this Article shall survive termination of this Agreement for the duration of any stated or published warranties.

                      ARTICLE X - MISCELLANEOUS PROVISIONS

A. The rights and licenses granted by LICENSOR in this agreement are personal to LICENSEE and may not be assigned or otherwise transferred without the written consent of LICENSOR. Any attempted assignment or transfer without such consent shall be void and shall automatically terminate all rights of the LICENSEE under this agreement.


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B.       LICENSEE hereby assures the LICENSOR that LICENSEE will comply with all
         U. S. export controls as set forth in the Export Administration Regulations, 15 C.F.R.ss.770 et seq.

C.       This Agreement shall be governed by the Laws of the State of Minnesota.

D. For purposes of mailings of notices, payments, or other communications, the addresses of the parties are given below.

                In the case of the LICENSOR:

                Noel Davis
                1360 Ranier Lane North
                Plymouth, Minnesota 55447

                In the case of LICENSEE:

                Global Energy & Environmental Research, Inc.
                15445 North Nebraska Avenue
                Lutz, Florida 33549

E. No term or provision of this Agreement shall be waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.

F. This Agreement may not be modified, changed or terminated orally. No change, modification, addition or amendment shall be valid unless in writing and signed by the parties hereto.

G. This Agreement constitutes and contains the entire Agreement of the parties respecting the subject matter hereof and supersedes any and all prior negotiations, correspondence, understanding, and agreements, whether written or oral, between the parties respecting the subject matter hereof.

         In WITNESS WHEREOF, the LICENSOR and LICENSEE have caused this Agreement to be executed by their duly authorized officers on the dates indicated.

           Global Energy & Environmental Research, Inc.       Noel Davis

           By   /s/ Richard Wiles                        By /s/ Noel Davis
              ---------------------------------------       --------------------
           Title  President                              Title  Licensor
                -------------------------------------         ------------------
           Date      5/21/00                             Date 5/21/00
                -------------------------------------        -------------------


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